Earnings Conference Call First Quarter 2017 April 20, 2017 – 9:00am CT

2 Forward looking statements and non-GAAP measures We want to remind everyone that our comments may contain forward-looking statements that are inherently subject to uncertainties and risks. We caution everyone to be guided in their analysis of Dover Corporation by referring to the documents we file from time to time with the SEC, including our Form 10-K for 2016, for a list of factors that could cause our results to differ from those anticipated in any such forward-looking statements. We would also direct your attention to our website, dovercorporation.com, where considerably more information can be found. This document contains non-GAAP financial information. Reconciliations of non-GAAP measures are included either in this presentation or Dover’s earnings release and investor supplement for the first quarter, which are available on our website. 2

Q1 2017 Performance



Earnings Per Share
$1.25
$1.00
$0.75
$0.50
$0.25
$0.00
Q1
Q2
Q3
Q4
Q1
2016
2017
Earnings per share
Adj. EPS*

* Excludes gains on dispositions of $0.07 in Q1 2016, $0.36 in Q4 2016, $0.39 in Q1 2017, and a $0.09 voluntary product recall charge in Q4 2016

Note: EPS and Adj. EPS include restructuring costs of $0.07 in Q1 2016, $0.04 in Q2 2016, $0.04 in Q3 2016, $0.04 in Q4 2016, and $0.03 in Q1 2017

	Q1	Q1/Q1
Revenue	$1.8B	12%
EPS	$1.09	70%
Adj. EPS (a)	$0.70	25%
Bookings	$2.0B	21%
Seg. Margin	16.7%	500 bps
Adj. Seg. Margin (a)	11.8%	80 bps
Organic Rev. (b)	4%	
Net Acq. Growth (c)	9%	
Cash flow from Ops	$78M	-41%
FCF (d)	$36M	-63%

Quarterly Comments

- Revenue growth largely driven by acquisitions and strong recovery in Drilling & Production
- Printing & Identification, Refrigeration, Retail Fueling, Hygienic & Pharma, and most other industrial end markets were solid, offsetting declines in longer cycle oil & gas markets and the impact of dispositions
- Solid organic growth in U.S., Europe and China
- Adjusted segment margin improvement largely driven by strong conversion on volume in the Energy segment
- Bookings growth reflects broad-based organic increases and acquisitions
- Book-to-bill at a seasonally strong 1.12

(a) Adjusted for gains on dispositions of $11M in Q1 2016 and $88M in Q1 2017
(b) Change in revenue from businesses owned over 12 months, excluding FX impact
(c) Change in revenue from acquisitions, less revenue from dispositions
(d) See Press Release for free cash flow reconciliation

3

DOVER

4 Revenue Q1 2017 Energy Engineered Systems Fluids Refrigeration & Food Equip Total Dover Organic 15% 2% -2% 5% 4% Acquisitions - 9% 35% - 12% Dispositions - -4% - -7% -3% Currency -1% -1% -1% - -1% Total 14% 5% 32% -2% 12% Note: Totals may be impacted due to rounding

5 Energy  Revenue increase driven by significant improvement in early cycle oil & gas fundamentals, particularly U.S. rig count and well completions – Q1 revenue up 11% sequentially – Bearings & Compression growth driven by improved OEM build rates – Automation benefitting from customer capex increases  Margin of 12.9% exceeds expectation, reflecting higher volume and strong incrementals  Bookings growth is broad- based  Book-to-bill at 1.07 5 $ in millions Q1 2017 Q1 2016 % Change % Organic Revenue $324 $283 14% 15% Earnings $ 42 $ 11 271% Margin 12.9% 4.0% 890 bps Bookings $348 $273 27% 28% Revenue by End-Market % of Q1 Revenue Q1/Q1 Growth Organic Growth Drilling & Production 67% 14% 14% Bearings & Compression 22% 13% 16% Automation 11% 19% 19%

6 Engineered Systems  Organic revenue growth of 2% – Organic growth in Printing & Identification driven by strong marking & coding and digital textile markets – Industrial’s organic decline driven by chassis availability challenges in Environmental Solutions Group  Adjusted margin in-line with expectations  Organic bookings growth is broad-based  Book-to-bill of 1.11 6 Q1 2017 Q1 2016 % Change % Organic Revenue(a) $608 $577 5% 2% Earnings $174 $ 94 86% Margin 28.7% 16.2% NM Adj. Earnings* $ 86 $ 83 4% Adj. Margin* 14.2% 14.3% -10 bps Bookings(b) $676 $573 18% 12% Revenue by End-Market % of Q1 Revenue Q1/Q1 Growth Organic Growth Printing & Identification 41% 4% 5% Industrial 59% 6% -1% $ in millions (a) Revenue increased 5% overall, reflecting organic growth of 2% and acquisition growth of 8%, offset by a 4% impact from dispositions and a 1% unfavorable impact from FX (b) Bookings growth of 18% reflects organic growth of 12% and acquisition growth of 9%, partially offset by a 2% impact from dispositions and a 1% unfavorable impact from FX * Earnings adjusted for gains on dispositions of $11M in Q1 2016 and $88M in Q1 2017

7 Fluids  Revenue growth driven by acquisitions – Dover Fueling Solutions off to very strong start – Organic revenue impacted by continued weakness in longer cycle oil & gas markets, especially transport  Solid retail fueling and strong Hygienic & Pharma markets  Margin primarily impacted by acquisitions and business mix  Bookings growth is broad- based  Book-to-bill at 1.08 7 $ in millions Revenue by End-Market % of Q1 Revenue Q1/Q1 Growth Organic Growth Pumps 29% -4% -2% Fueling & Transport 60% 69% -4% Hygienic & Pharma 11% 2% 5% Q1 2017 Q1 2016 % Change % Organic Revenue $525 $399 32% -2% Earnings $ 53 $ 46 14% Margin 10.0% 11.5% -150 bps Bookings $566 $418 35% 2%

8 Refrigeration & Food Equipment  Organic revenue growth reflects strong activity in retail refrigeration market – Door and specialty case product lines doing very well – Within Food Equipment, can-shaping equipment project timing offsets solid commercial food equipment activity  Margin performance reflects impact of dispositions and $2 million in restructuring  Organic bookings growth is broad-based  Book-to-bill at seasonally strong 1.23 8 $ in millions Revenue by End-Market % of Q1 Revenue Q1/Q1 Growth Organic Growth Refrigeration 84% 7% 7% Food Equipment 16% -31% -3% (a) Revenue decline of 2% reflects organic growth of 5%, offset by a 7% impact from dispositions (b) Bookings growth of 7% reflects organic growth of 13% and a 6% impact from dispositions Q1 2017 Q1 2016 % Change % Organic Revenue(a) $357 $363 -2% 5% Earnings $34 $ 38 -12% Margin 9.4% 10.5% -110 bps Bookings(b) $439 $411 7% 13%

9 Q1 2017 Overview 9 Q1 2017 Net Interest Expense $34 million, in-line with forecast Corporate Expense $36 million, in-line with forecast Effective Tax Rate Q1 rate was 25.7%, lower than forecast, reflecting the impact of a disposition and other discrete items. Excluding these items, normalized rate was 27.8% Capex $42 million, generally in-line with forecast Share Repurchases No activity

10 FY 2017F Updated Guidance  Corporate expense: ≈ $130 million  Net interest expense: ≈ $133 million  Q2 – Q4 tax rate: ≈ 28%  Capital expenditures: ≈ 2.4% of revenue  FY free cash flow: ≈ 11% of revenue or 140% of net income* 2017F Energy Engineered Systems Fluids Refrigeration & Food Equip Total Organic rev. 20% - 23% 2% - 3% 1% - 2% 1% - 3% 4% - 6% Acquisitions - ≈ 8% ≈ 31% - ≈ 10% Dispositions - (3%) - (5%) (2%) Currency - (1%) (1%) - (1%) Total revenue 20% - 23% 6% - 7% 31% - 32% (4% - 2%) 11% - 13% * Excludes the gain on sale of business

11 2017F EPS Guidance – Updated Bridge  2016 EPS – Continuing Ops (GAAP): $3.25 – Less 2016 gain on dispositions(1): (0.44) – Less 2016 earnings from dispositions(2) : (0.05) – Plus 2016 charges related to recall: 0.09  2016 Adjusted EPS $2.85 – Net restructuring(3): 0.08 - 0.10 – Performance including restructuring benefits: 1.12 – 1.21 – Compensation & investment: (0.17 - 0.15) – Interest / Corp. / Tax rate / Shares / Other (net): (0.18 - 0.16) – Net benefit of disposition(4) 0.35  2017F EPS – Continuing Ops $4.05 - $4.20 (2) Includes 2016 operating earnings from THI and Tipper Tie (3) Includes restructuring costs of approximately $0.18 in FY 2016 and $0.08 - $0.10 in FY 2017F (1) Includes $0.07 gain on the disposition of THI in Q1 2016 and $0.36 gain on the disposition of Tipper Tie in Q4 2016 (4) Includes $0.39 gain on the disposition of PMI, partially offset by ($0.04) of PMI operational earnings in the prior forecast